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                                                                      EXHIBIT 12

                              AMPHENOL CORPORATION

                       Ratio of Earnings to Fixed Charges
                             (dollars in thousands)

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                                                       Amphenol Historical
                                      ----------------------------------------------------

                                                     Year Ended December 31,
                                      ----------------------------------------------------
                                        2000       1999       1998       1997       1996
                                      --------   --------   --------   --------   --------
Income from continuing
   operations before income taxes
   and extraordinary items ........   $173,218   $ 76,170   $ 63,983   $ 87,174   $109,665
Non-recurring acquisition expenses          --         --         --      2,500         --
Undistributed earnings of
   investments ....................         --         --         --         --         --
                                      --------   --------   --------   --------   --------
                                       173,218     76,170     63,983     89,674    109,665
                                      --------   --------   --------   --------   --------

Fixed charges:
   Interest .......................     61,710     79,297     81,199     64,713     24,617
   Other financing fees ...........      5,527      3,851      4,121      3,671      3,504
   Appropriate portion of rentals
   representative of the interest
   factor .........................      5,804      5,298      4,642      3,832      4,072
                                      --------   --------   --------   --------   --------
   Total fixed charges ............     73,041     88,446     89,962     72,216     32,193
                                      --------   --------   --------   --------   --------

Earnings from continuing operations
   before undistributed earnings of
   investments, income taxes, fixed
   charges and extraordinary items    $246,259   $164,616   $153,945   $161,890   $141,858
                                      ========   ========   ========   ========   ========

Ratio of earnings to fixed charges         3.4x       1.9x       1.7x       2.2x       4.4x
                                      ========   ========   ========   ========   ========
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